Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Enterprise Bancorp, Inc. of our report dated March 14, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enterprise Bancorp, Inc., appearing in the Annual Report on Form 10-K of Enterprise Bancorp, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading "Experts" in the prospectus that constitutes a part of such Registration Statement.

/s/ RSM US LLP

Boston, MA
August 10, 2017